UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

August 17, 2010

DCT INDUSTRIAL TRUST INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33201	82-0538520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 800 Denver, CO	80202
(Address of Principal Executive offices)	(Zip Code)

Registrants’ telephone number, including area code: (303) 597-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 17, 2010, DCT Industrial Operating Partnership LP (the “Company”), the operating partnership of DCT Industrial Trust Inc., entered into an unsecured revolving credit facility pursuant to a credit agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, and JPMorgan Chase Bank, N.A., PNC Bank National Association, U.S. Bank National Association and Regions Bank, as Documentation Agents and Deutsche Bank Trust Company Americas as Managing Agent, and certain other lenders identified therein (the “Credit Agreement”). The Credit Agreement provides for an unsecured revolving credit facility of up to $300 million, with a sublimit of $45 million for swing line loans and $45 million for letters of credit. The Company has the ability from time to time to increase the size of the unsecured revolving credit facility by up to an additional $100 million to a total of $400 million, subject to receipt of lender commitments and other conditions. The maturity date is August 19, 2013.

The Company has the option to select floating or periodic fixed-rate loans under the terms of the Credit Agreement. Depending upon our consolidated leverage ratio and the type of loan, loans under the Credit Agreement bear interest at rates ranging from 1.1% to 3.1% over the selected fixed or floating base interest rate. Interest on floating rate loans is payable the last business day of each March, June, September and December and the maturity date of the loan, while interest on the various fixed-rate loans available under the unsecured revolving credit facility is payable at the end of selected interest periods ranging from one week to six months.

The Company pays a quarterly facility fee that ranges from 0.40% to 0.50% of the unsecured revolving credit facility commitments depending on our consolidated leverage ratio. In addition to the facility fee described above, the Company is required to pay certain letter of credit and related fronting fees and other administrative fees pursuant to the terms of the Credit Agreement.

Borrowings under the Credit Agreement are guaranteed by certain of our subsidiaries. The Credit Agreement includes, among other terms and conditions, limitations (subject to specified exclusions) on our ability to make asset dispositions; merge or consolidate with or into another person or entity; create, incur, assume or be liable for indebtedness; create, incur or allow liens on any property or assets; make investments; and declare or make specified restricted payments. Pursuant to the terms of the Credit Agreement, we are also required to maintain specified financial ratios.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into Items 1.01 and 2.03 of this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

As a result of entering into the Credit Agreement described in Item 1.01 above, on August 17, 2010, the Company terminated its existing $300 million unsecured revolving credit facility, dated December 15, 2006, as amended, by and among the Company and JPMorgan Chase Bank, N.A, as administrative agent, and certain other lenders and parties identified therein (the “Prior Credit Agreement”). The Prior Credit Agreement was set to mature on December 15, 2010 and the Company incurred no early termination penalties as a result of such termination.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title

10.1	Revolving Credit Agreement, dated as of August 17, 2010 among DCT Industrial Operating Partnership LP and the lenders identified therein and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, and JPMorgan Chase Bank, N.A., PNC Bank National Association, U.S. Bank National Association and Regions Bank, as Documentation Agents and Deutsche Bank Trust Company Americas as Managing Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCT INDUSTRIAL TRUST INC.
Dated: August 20, 2010

/s/ Philip L. Hawkins
	Name:	Philip L. Hawkins
	Title:	President and Chief Executive Officer